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                                                                    EXHIBIT 99.6

                             i2 TECHNOLOGIES, INC.

                       STOCK OPTION ASSUMPTION AGREEMENT
                                SUPPLYBASE, INC.
                             STOCK OPTION AGREEMENT

OPTIONEE: _____________,

         STOCK OPTION ASSUMPTION AGREEMENT effective as of the 28th day of April, 2000 by i2 Technologies, Inc., a Delaware corporation ("i2").

         WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of SupplyBase, Inc., a Delaware corporation ("SupplyBase"), which were granted to Optionee pursuant to a SupplyBase Notice of Stock Option Grant and related Stock Option Agreement (collectively referred to herein as the "Option Agreements") with any shares purchased under such options to be subject to the terms and conditions therein.

         WHEREAS, SupplyBase has been acquired by i2 through the merger of SupplyBase with i2 (the "Merger") pursuant to the Agreement and Plan of Reorganization, by and between i2 and SupplyBase (the "Merger Agreement").

         WHEREAS, the provisions of the Merger Agreement require the obligations of SupplyBase under each outstanding option under the Plan to be assumed by i2 at the consummation of the Merger, and the holder of each such outstanding option to be issued an agreement evidencing the assumption of such option.

         WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.10906 of a share of i2 common stock, par value $0.00025 par value per share ("i2 Stock"), for each outstanding share of SupplyBase common stock ("SupplyBase Stock").

         WHEREAS, the purpose of this Agreement is to evidence the assumption by i2 of the outstanding options held by Optionee at the time of the consummation of the Merger (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by i2.

         NOW THEREFORE, it is hereby agreed as follows:

         1. The number of shares of SupplyBase Stock subject to the options held by Optionee immediately prior to the Effective Time (the"SupplyBase Options") and the exercise price payable per share are set forth below. i2 hereby assumes, as of the Effective Time, all the duties and obligations of SupplyBase under each of the SupplyBase Options. In connection with such assumption, the number of shares of i2 Stock purchasable under each SupplyBase Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of i2 Stock subject to each SupplyBase Option hereby assumed shall be as specified for that option below, and the adjusted exercise
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price payable per share of i2 Stock under the assumed SupplyBase Option shall also be as indicated for that option below.

-------------------------------------------------------------------------------------------------------
         SUPPLYBASE STOCK OPTIONS                                  i2 ASSUMED OPTIONS
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

   # of Shares of           Exercise Price              # of Shares of i2         Adjusted Exercise
 SupplyBase Common             per Share                   Common Stock            Price per Share
       Stock

-------------------------------------------------------------------------------------------------------
 SupplyBase Shares        $SupplyBase Price                 i2 Shares                $i2 Price

-------------------------------------------------------------------------------------------------------

         2. The intent of the foregoing adjustments to each assumed SupplyBase Option is to assure that the spread between the aggregate fair market value of the shares of i2 Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be substantially the same as (and in no event greater than) than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the SupplyBase Stock subject to the SupplyBase Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the SupplyBase Option immediately prior to the Merger.

         3. The following provisions shall govern each SupplyBase Option hereby assumed by i2:

                  (a) Unless the context otherwise requires, all references in the Option Agreements shall be adjusted as follows; (i) all references to the "Company" shall mean i2, (ii) all references to "Stock" shall mean the common stock of i2, par value $0.00025, (iii) all references to "Board of Directors" shall mean the Board of Directors of i2, and (iv) all references to the "Committee" shall mean the Compensation Committee of the i2 Board of Directors.

                  (b) The grant date and the expiration date of each assumed SupplyBase Option and all other provisions which govern either the exercise or the termination of the assumed SupplyBase Option shall remain the same as set forth in the Option Agreements applicable to that option, and the provisions of the Option Agreements shall accordingly govern and control Optionee's rights to purchase i2 Stock under the assumed SupplyBase Option.

                  (c) Pursuant to the terms of the Option Agreements, none of the assumed SupplyBase Options shall vest or become exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each SupplyBase Option assumed by i2 shall continue to vest and become exercisable for any unvested shares of i2 Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option



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Agreements immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

                   (d) Any unvested shares of i2 Stock acquired upon the exercise of the assumed SupplyBase Options shall remain subject to a right of repurchase, exercisable by i2 as the successor of SupplyBase at the adjusted exercise price paid per share, upon Optionee's termination of service with i2. The terms and provisions governing the exercise of such repurchase right shall be as set forth in the Option Agreements applicable to the assumed SupplyBase Option under which those unvested shares are acquired.

                   (e) For purposes of applying any and all provisions of the Option Agreements relating to Optionee's status as an employee or a consultant of SupplyBase, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to i2 or any present or future majority-owned i2 subsidiary. Accordingly, the provisions of the Option Agreements governing the termination of the assumed SupplyBase Options or the exercise of i2's repurchase rights with respect to any unvested i2 Stock purchased under such options and unvested at the time of Optionee's cessation of service as an employee or a consultant of SupplyBase shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with i2 and its majority-owned subsidiaries. Each assumed SupplyBase Option shall accordingly terminate, within the designated time period in effect under the Option Agreements for that option following such cessation of service as an employee or a consultant of i2 and its majority-owned subsidiaries.

                   (f) The adjusted exercise price payable for the i2 Stock subject to each assumed SupplyBase Option shall be payable in any of the forms authorized under the Option Agreements applicable to that option. For purposes of determining the holding period of any shares of i2 Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as SupplyBase Stock prior to the Merger shall be taken into account.

                   (g) In order to exercise each assumed SupplyBase Option, Optionee must deliver to i2 a written notice of exercise in which the number of shares of i2 Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of i2 Stock and should be delivered to i2 at the following address:

                             i2 Technologies, Inc.
                                  One i2 Place
                                11701 Luna Road
                              Dallas, Texas 75234
                      Attention: Stock Plan Administration


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         4. Except to the extent specifically modified herein, all of the terms and conditions of the Option Agreements as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


         IN WITNESS WHEREOF, i2, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of ________ 2000.


                                    i2 TECHNOLOGIES, INC.

                                    By:
                                       -------------------------------------

                                    Name:
                                         -----------------------------------

                                    Title:
                                          ----------------------------------


                                 ACKNOWLEDGMENT

         The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her SupplyBase Options hereby assumed by i2 are as set forth in the Option Agreements and this Stock Option Assumption Agreement.




                                          ----------------------------------
                                          (First Name) (Last Name), OPTIONEE


DATED:_________, 2000


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